UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2009

GLOBAL CASH ACCESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On February 13, 2009, Global Cash Access Holdings, Inc. (the “Company”) received written notice from USA Payments of the termination of the Amended and Restated Agreement for Electronic Payment Processing, dated as of March 10, 2004, by and among Global Cash Access, Inc., USA Payments and USA Payment Systems (the “Agreement”). The Company disputes the alleged breaches of the Agreement upon which the notice of termination was based, as well as the right of USA Payments to terminate the Agreement.

To the Company’s knowledge, Karim Maskatiya and Robert Cucinotta directly or indirectly hold significant ownership interests in, and serve on the boards of directors of, USA Payment Systems and USA Payments. Messrs. Maskatiya and Cucinotta are former members of the board of directors of the Company, and to the Company’s knowledge, they collectively hold approximately 23.6% of the Company’s outstanding common stock. At the time that the Company entered into the Agreement, Messrs. Maskatiya and Cucinotta were members of the Company’s board of directors and controlled a majority of the outstanding equity interests in the Company.

Pursuant to the Agreement, USA Payments and USA Payment Systems performed for the Company electronic payment processing services relating to credit card cash advances, point-of-sale debit card transactions and ATM withdrawal transactions, including transmitting authorization requests to the relevant networks or gateways, forwarding transaction approvals or denials to the Company, and facilitating the settlement of all funds in connection with approved and consummated transactions. Pursuant to the Agreement, USA Payments and/or USA Payment Systems were subject to a service level guarantee; were required to enter into agreements with card associations, networks, gateways and financial institution sponsors necessary to provide services to the Company; were entitled to fixed monthly fees plus volume-based transaction fees; and, subject to limited exceptions, were prohibited from providing similar services to third parties in the gaming industry.

This Agreement was to expire according to its terms on March 10, 2014. In its notice of termination, USA Payments alleged that the Company breached the Agreement due to two technology issues involving one of the Company’s other business partners. The Company has worked diligently and closely with the affected business partner to ensure that all necessary technology remediation has been performed. USA Payment Systems and USA Payments have acknowledged their obligation pursuant to the Agreement to continue to provide services to the Company during a 180-day transition period. The Company disputes the right of USA Payments to terminate the Agreement. If this dispute is resolved with the mutual agreement of the Company and USA Payments, the Company may continue to receive services under the Agreement or a successor agreement with USA Payments or USA Payment Systems. If the Company and USA are unable to resolve the dispute, the Company will transition to another provider of electronic payment processing services in the 180-day transition period. To prepare for the potential need to transition to a new provider, the Company is already engaged in discussions with an alternate provider.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: February 20, 2009

By: /s/ Scott Betts
Scott Betts
Chief Executive Officer